UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2017

M III ACQUISITION CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37796	47-4787177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Columbus Circle 15th Floor New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 716-1491

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 3, 2017, M III Acquisition Corp., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, IEA Energy Services LLC, a Delaware limited liability company (“IEA”), Wind Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub I”), Wind Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub II”), Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company (“IEA LLC”), Oaktree Power Opportunities Fund III Delaware, L.P. (“Oaktree”), a Delaware limited partnership, solely in its capacity as the seller’s representative and, solely for purposes of certain sections therein, M III Sponsor I LLC, a Delaware limited liability company, and M III Sponsor I LP, a Delaware limited partnership (together, the “Sponsors”).

Pursuant to the Merger Agreement, a business combination between the Company and IEA will be effected through two consecutive mergers—Merger Sub I will merge with and into IEA with IEA surviving such merger and, immediately thereafter, this surviving entity will merge with and into Merger Sub II with Merger Sub II surviving such merger as a wholly-owned subsidiary of the Company (together, the “Mergers”). Upon the consummation of the Mergers, subject to adjustments in accordance with the Merger Agreement, IEA LLC will receive approximately $100,000,000 in cash, 10,000,000 shares of common stock of the Company, par value $0.0001 per share (“Common Shares”), and an initial stated value of $35,000,000 in preferred stock of the Company, par value $0.0001 per share (“Preferred Shares”). At the closing of the transaction, IEA LLC will hold approximately 34% of the issued and outstanding Common Shares and the existing shareholders of the Company will hold approximately 66% of the issued and outstanding Common Shares (in each case taking into account the unvested Founder Shares (as defined in the Founder Shares Amendment Agreement) as described below and assuming no adjustments to the number of Common Shares issued to IEA LLC in accordance with the Merger Agreement, none of the existing shareholders have elected to redeem their shares and the Company has not raised additional equity capital as permitted under the Merger Agreement). IEA LLC will also receive “earnout shares” if certain EBITDA thresholds specified in the Merger Agreement are met in either or both of fiscal years 2018 and 2019, with a total of 9,000,000 Common Shares being earnable for both such years in the aggregate. The Company intends to apply to list the Common Shares issued to IEA LLC at the closing of this transaction and the earnout shares on the Nasdaq Capital Market (“NASDAQ”).

IEA holds the operating assets of IEA LLC, a holding company established to acquire and manage industry leading companies delivering infrastructure solutions for the renewable energy, traditional power and civil infrastructure industries. The IEA family of companies provides complete engineering, procurement and construction services throughout the United States.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties thereto with respect to, among other things, (a) entity organization and formation, (b) capital structure, (c) authority to enter into the Merger Agreement, (d) financial statements, (e) compliance with laws, (f) licenses, (g) material contracts, (h) litigation, (i) taxes, (j) employee matters, (k) real property, (l) affiliate transactions, (m) absence of changes, and (n) the proxy statement to be filed in connection with this transaction (the “proxy statement”).

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of the business prior to consummation of the transaction and efforts to satisfy conditions to consummation of the transactions.

The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for the Company and IEA LLC to cooperate in the preparation of the proxy statement.

Conditions to Closing

General Conditions

Consummation of the proposed transaction is conditioned on the approval of Company stockholders holding a majority of the outstanding Common Shares entitled to vote (the “Stockholder Consent”), and the Company having at least $100,000,000 in available cash, which such available cash shall be calculated in accordance with the Merger Agreement (“Available Cash”).

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In addition, the consummation of the transactions contemplated by the Merger Agreement is conditioned upon, among other things, (i) no order or injunction prohibiting the consummation of the transactions shall be in force and (ii) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have been completed and all applicable time limitations thereunder shall have expired.

IEA LLC's Conditions to Closing

The obligations of IEA LLC to consummate the transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

•	The Company delivering the Founder Shares Amendment Agreement (as defined below), duly executed by the Company and each holder of Founder Shares;

•	The Company completing the redemption of any Common Shares from its stockholders (the “Stockholder Redemptions”);

•	The application for listing the Common Shares to be issued to IEA LLC on NASDAQ shall have been approved;

•	The payoff letters from the lenders under IEA LLC’s existing credit facility providing that upon payment in full of the payoff amount under such credit facility and its termination, all guarantees of, and collateral security provided by, IEA LLC and its affiliates under such credit facility will be released;

•	The Company delivering to IEA LLC (i) the Registration Rights Agreement (as defined below), duly executed by Company and the other parties thereto (other than IEA LLC) and (ii) a copy of the investor rights agreement, duly executed by the Company and the Sponsors;

•	The amendment and restatement of the Company’s certificate of incorporation and the Company’s by-laws, each in the form as described in the Merger Agreement, and the adoption of the Certificate of Designations (as defined below);

•	The funds contained in the account established by the Company for the benefit of its public stockholders shall have been released and available to the Company for payment of the cash consideration and transaction expenses as determined by the Merger Agreement;

•	The Company shall have delivered resignations of directors not continuing in office and the board of directors of the Company shall have expanded the board of directors and filled the vacancies, in each case, as contemplated by the investor rights agreement; and

•	The information regarding IEA necessary for the Company to file its Form 8-K under Item 2.01(f) shall be available at least five business days prior to the closing date; provided this condition shall not apply if IEA is in breach of its obligations to use reasonable best efforts to provide such information and shall not apply on or after March 15, 2018.

Company's Conditions to Closing

The obligations of the Company to consummate the transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

•	IEA obtaining a new credit facility on terms no less favorable than those contained in the debt commitment letter provided in conjunction with the signing of the Merger Agreement and the aggregate amount of commitments available to IEA on the closing date shall be not less than $85,000,000, and the amount available to be drawn on the closing date shall not be less than the amount needed to pay transaction expenses plus the amount of IEA working capital in excess of target working capital, with certain exceptions as set forth in the Merger Agreement;

•	IEA LLC executing the investor rights agreement;

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•	IEA delivering to the Company all information concerning IEA necessary for the Company to file a Form 8-K under Item 2.01(f) at least five business days prior to the closing date; and

•	IEA LLC executing the lease for that certain office facility as described in the Merger Agreement.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

•	by the mutual written consent of the Company and Oaktree;

•	by either the Company or Oaktree if the closing shall not have occurred on or before April 30, 2018 (the “Termination Date”); provided, however, that this particular right to terminate shall not be available to any party if such party is in material breach of any of its representations, warranties, covenants or other agreements contained therein at the time of such termination and such breach shall have been the primary cause of the failure of the closing to occur;

•	by the Company if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of IEA or IEA LLC contained in the Merger Agreement, which violation, breach or inaccuracy would cause certain closing conditions not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by IEA or IEA LLC, as applicable, within 30 days after receipt by Oaktree of written notice thereof from the Company or is not reasonably capable of being cured on or prior to the Termination Date; provided, that the Company shall not have this particular right to terminate the Merger Agreement if the Company, Merger Sub I or Merger Sub II is then in material breach of its representations, warranties, covenants or agreements under the Merger Agreement so as to cause certain closing conditions not to be satisfied;

•	by Oaktree if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company, Merger Sub I or Merger Sub II contained in the Merger Agreement, which violation, breach or inaccuracy would cause certain closing conditions not to be satisfied, and such violation, breach or inaccuracy has not been waived by Oaktree or cured by the Company, Merger Sub I or Merger Sub II, as applicable, within 30 days after receipt by the Company, Merger Sub I or Merger Sub II, as applicable, of written notice thereof from Oaktree or is not reasonably capable of being cured on or prior to the Termination Date; provided, that Oaktree shall not have this particular right to terminate the Merger Agreement if IEA LLC or IEA is in material breach of its representations, warranties, covenants or agreements under the Merger Agreement so as to cause certain closing conditions not to be satisfied;

•	by either the Company or Oaktree if (1) a court of competent jurisdiction or other U.S. governmental authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under the Merger Agreement and such order or action shall have become final and nonappealable, or (2) a court of competent jurisdiction or other governmental authority not in the U.S. shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under the Merger Agreement and such order or action shall have become final and nonappealable and would have a material adverse effect after giving effect to the transactions contemplated thereby;

•	by the Company if the closing has not occurred on or before February 8, 2018 and IEA has not delivered by March 15, 2018 all information concerning IEA necessary for inclusion by the Company in the proxy statement (including any amendments made thereto), Form 8-K required to be filed by the Company under Item 2.01, and other filings that are reasonably necessary to comply with applicable law, including guidance from the SEC;

•	by the Company if when delivered, the (x) audited financial statements of IEA LLC and its subsidiaries as of and for the year ended December 31, 2016 or (y) interim financial statements of IEA LLC and its subsidiaries for the nine month period ended September 30, 2017 reviewed by the Company’s independent public accountants, reflect adjusted EBITDA for IEA and its subsidiaries (in each case, as further defined in the Merger Agreement) that is lower than, in the case of subclause (x), $57,287,700 for the year ended December 31, 2016 or, in the case of subclause (y), $32,524,978 for the nine month period ended September 30, 2017; provided, that if not so terminated within five business days of delivery of the applicable financial statements, then this particular right to terminate shall be irrevocably waived; or

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•	by Oaktree if (1) the Stockholder Consent is not obtained or (2) within three business days after the date the Buyer Stockholder Redemptions (as defined in the Merger Agreement) have been finally determined, if Buyer Stockholder Redemptions result in Available Cash as of immediately prior to the closing being less than $100,000,000; provided, that, if not so terminated within such three business days, then this particular right to terminate shall be irrevocably waived.

Expense Reimbursement

The Company has agreed to reimburse certain expenses of IEA (not to exceed $333,333) in the event the Merger Agreement is terminated by Oaktree under certain circumstances described in the Merger Agreement; provided that, if the Company does not have sufficient funds outside the Company’s trust account, the Sponsors will transfer to IEA a number of Founder Shares with a value (based on a a $10 per share price) equal to the excess of $500,000 over the amount of cash paid by the Company to IEA for such expense reimbursement.  In addition, if the Company terminates the Merger Agreement as a result of certain financial targets not being met upon IEA’s delivery of audited 2016 financial statements and interim financial statements reviewed by the Company’s independent public accountants for the nine months ended September 30, 2017, then the Company will pay to IEA within three days after the Company completes a business combination (other than with IEA) $150,000 in cash; provided that if the Company does not have cash or cash equivalents available in such amount, the Company shall pay all cash and cash equivalents held by the Company and its subsidiaries and shall transfer to IEA a number of Founder Shares with a value (based on a $10 per share price) equal to $200,000 less the amount of cash paid by the Company.

Certificate of Designations

The Company's board of directors has approved and adopted the certificate of designations (the "Certificate of Designations"), pursuant to which the designations, powers, preferences as well as the relative, participating, optional and other special rights of the Preferred Shares and any qualifications, limitations and restrictions thereof have been established. The rights of the holders of the Preferred Shares include, among others, the receipt of dividends at a rate that is (a) 6% per annum during the period from the closing until the date that is 18 months from the closing and (ii) 10% per annum during the period from and after the 18 month anniversary of closing; provided that this dividend rate shall increase by 2% in the event of a non-payment of dividends or default under the Certificate of Designations as further specified in the Certificate of Designations. Pursuant to the terms and conditions of the Certification of Designations, all or some of the Preferred Shares will be repurchased by the Company upon (i) an event which constitutes a change of control, (ii) a qualifying sale of equity or (iii) a significant disposition of assets or businesses of the Company outside the ordinary course of business. The holders of Preferred Shares may elect to cause the Company to convert the Preferred Shares to Common Shares (i) at any time on or after the third anniversary of closing or (ii) at any time on or after a non-payment of dividends or default under the agreement (at a conversion rate of 90% multiplied by the volume-weighted average price per share of Common Shares for the 30 consecutive trading days ended on the trading day immediately prior to the date of conversion) to the extent such event is not cured in accordance to the terms specified in the Certificate of Designations. In addition, the holders of the Preferred Shares shall not have any preemptive rights or voting rights of stockholders. Subject to certain exceptions, while the Preferred Shares are outstanding, (i) no dividends to or redemptions of any shares that rank junior to the Preferred Shares may be made by the Company and (ii) no dividends to or redemptions of any shares that rank pari passu with the Preferred Shares may be made by the Company, unless, in the case of any shares that rank pari passu with the Preferred Shares, such dividends or redemptions are made proportionately with the Preferred Shares.

Registration Rights

IEA’s equity holders and the Company’s pre-IPO equity holders and their transferees will be granted certain rights, pursuant to a registration rights agreement (“Registration Rights Agreement”), to request registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of securities of the Company received by them in the transactions subject to certain conditions set forth in the Registration Rights Agreement to be entered into.

Voting Agreement

The Sponsors have entered into a voting agreement, dated as of November 2, 2017, with IEA LLC (the “Voting Agreement”), pursuant to which they have agreed (i) not to transfer prior to the closing date the Common Shares owned beneficially or of record by such Sponsors, (ii) to vote all securities of the Company owned beneficially or of record by such Sponsors in favor of the transactions contemplated by the Merger Agreement, (iii) not to elect to have the Company redeem any Common Shares owned by such Sponsors; and (iv) not to solicit or engage in discussions with respect to an alternative business combination transaction.

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Founder Shares Amendment Agreement

The Sponsors and two of our directors, Osbert Hood and Philip Marber, entered into a Founder Shares Amendment Agreement pursuant to which they agreed that an aggregate of 1,874,999 Common Shares (representing approximately 50% of such persons’ Founder Shares (as defined in the Founder Shares Amendment Agreement)) will be subject to vesting (the “Deferred Shares”), half of which will vest on the first day upon which the closing sale price of the Common Shares on NASDAQ has equaled or exceeded $12.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading day period in a 30 consecutive day trading period and the other half of which will vest on the first day upon which the closing sale price of the Common Shares on NASDAQ has equaled or exceeded $14.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading day period in a 30 consecutive day trading period.  Prior to vesting, the Deferred Shares may not be transferred other than to certain permitted transferees but will continue to be beneficially owned by such persons for all purposes, including voting; provided that any dividends paid on unvested Founder Shares shall be held in escrow until such time as the Founder Shares vest and will be forfeited in the event the Founder Shares are forfeited. Vesting of such shares will accelerate upon specified events, including a change of control or liquidation of the Company that results in all of the Company’s stockholders having the right to exchange their Common Shares for consideration in cash, securities or other property which equals or exceeds $10.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like). Deferred Shares that have not vested on or prior to the tenth anniversary of the closing date will be forefeited.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K (this “Current Report”) is incorporated by reference herein. The securities to be issued in connection with the Merger Agreement and the transactions contemplated thereby will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.

The information set forth below under this Item 7.01, including the exhibits attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Press Release

Attached as Exhibit 99.1 to this Report is the press release issued by the parties related to the proposed transaction.

Investor Presentation

Attached as Exhibit 99.2 to this Report is the form of investor presentation to be used by the Company in presentations to certain of its stockholders and other persons interested in purchasing its securities.

Additional Information

The proposed transaction will be submitted to stockholders of the Company for their approval. In connection with that approval, the Company will file with the Securities and Exchange Commission (“SEC”) a proxy statement containing information about the proposed transaction and the respective businesses of the Company and IEA. Stockholders are urged to read the proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company, without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330. Copies of the proxy statement and other filings with the SEC can also be obtained, without charge, by directing a request to M III Acquisition Corp., 3 Columbus Circle, 15th Floor, New York, NY 10019, (212) 716-1491.

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The Company, IEA and their respective directors and executive officers may be deemed to be participants in the solicitations of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in its Form 10-K filed with the SEC on March 30, 2017. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the proxy statement when it becomes available.

This Current Report, including the exhibits hereto, may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this Current Report and the exhibits hereto that address activities, events or developments that the Company, IEA and/or Oaktree expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “believe” and “expect”. These statements are based on certain assumptions and analyses made by the Company, IEA and/or Oaktree in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those expressed herein and in the exhibits hereto due to many factors such as, but not limited to, the ability to satisfy closing conditions for the proposed transaction, including stockholder and other approvals, the financial performance of IEA, competition within the engineering, procurement and construction industry and from competing technologies, IEA’s ability to identify and complete future acquisitions, the ability of the combined company to meet the NASDAQ’s listing standards, including having the requisite number of stockholders, and the risks identified in the Company’s prior and future filings with the SEC (available at www.sec.gov), including the proxy statement and the final prospectus dated July 7, 2016. These statements speak only as of the date they are made and none of the Company, IEA and/or Oaktree undertakes any obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

99.1	Press release dated November 3, 2017.

99.2	Investor Presentation.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2017

M III ACQUISITION CORP.

By: /s/ Mohsin Y. Meghji
Name: Mohsin Y. Meghji
Title: Chairman and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit	Description

99.1	Press release dated November 3, 2017.

99.2	Investor Presentation.